PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated April 3, 2023

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

EMO CAPITAL, CORP.

$1,500,000

300,000,000 SHARES OF COMMON STOCK

$0.005 PER SHARE

This is the public offering of securities of Emo Capital, Corp., a Nevada corporation (hereinafter the “Company”, “Our”, “We”, or “Us”). We are offering 300,000,000 shares of our Common Stock, par value $0.001 (“Common Stock”), at an offering price of $0.005 per share (the “Offered Shares”) by the Company. This Offering will terminate on twelve months from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 1,000,000 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “ Risk Factors” section on page 5 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds .

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Our Common Stock is quoted on the OTC Pink Marketplace under the stock symbol “NUVI.”

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.005	$1,500,000
Underwriting Discounts and Commissions (3)	$0.000	$0.000
Proceeds to Company	$0.005	$1,500,000

(1)	We are offering shares on a continuous basis. See “ Distribution – Continuous Offering. ”

(2)	This is a “best-efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “ Distribution – Procedures for Subscribing. ”

(3)	We are offering these securities without an underwriter.

Our Board of Directors used its business judgment in setting a value of $0.005 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “ Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 19). No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GLOSSARY

Organic fertilizer - Organic fertilizers are fertilizers that are naturally produced. Fertilizers are materials that can be added to soil or plants, in order to provide nutrients and sustain growth.

Organic fertilizer yeast - Yeasts are single-celled fungi, they are everywhere in nature and can perform many ecological functions, like breaking down dead plant tissue and encouraging root growth.

Compost - Compost is a mixture of ingredients used as plant fertilizer and to improve soil's physical, chemical, and biological properties. It is commonly prepared by decomposing plant and food waste, recycling organic materials, and manure.

Composting - Composting is the natural process of recycling organic matter, such as leaves and food scraps, into a valuable fertilizer that can enrich soil and plants.

Composting facility- Composting Facilities are locations where organic municipal solid Waste is collected and stored in a controlled setting.

Solid waste - Municipal solid waste, commonly known as trash or garbage in the United States and rubbish in Britain, is a waste type consisting of everyday items that are discarded by the public.

Organic waste - Organic waste is any material that is biodegradable and comes from either a plant or an animal.

Green waste - Green waste, also known as "biological waste", is any organic waste that can be composted.

Food waste - Food “waste” refers to food that is fit for consumption but consciously discarded at the retail or consumption phases.

Manure - Manure is organic matter that is used as organic fertilizer in agriculture. Most manure consists of animal feces; other sources include compost and green manure.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Emo”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Emo Capital, Corp.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Emo Capital, Corp. (“we”, “our, “Emo”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company's registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $660,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company's behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC. In addition, on September 2, 2022, the Company issued to Mr. Guo 1,000 Series C preferred stock shares at a price of $0.001 per share for an aggregate cost of $1,000.00, which sum was paid by the performance of services to the Company.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Currently, Emo Capital, Corp. is dedicated to organic fertilizer business. These includes development and sales of organic fertilizers. As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies including Recycling Market Development Zone Kern County/Lancaster, California and Bay Area Air Quality Management District, California to establish a composting facility to produce organic fertilizer. Company managment has also been seeking funds to complete the construction of organic fertilizer facility to supply organic fertilizer to the agriculture farming market of U.S., such as, California, Florida, etc. In November 2022, Company submitted a grant application to the Food Waste Fund administered by ReFED.org a U.S. national nonprofit organization. The grant application was not awarded. Currently, Company is trying to submit a grant application to Organics Grant Program administered by the Department of Resources Recycling and Recovery (CalRecyle), California. Company also filed a Reg A offering statement on March 2, 2023, from where the fund will be used to establish a composting facility to produce fertilizer.

Company is still in the stage of raising funds thorough grant applications and Reg A offering registration. Currently, Company has yet to start any construction of composting facility and operation of organic fertilizer production.

The trading symbol for our Common Stock is “NUVI.”

The Issuer does not have a physical office currently. We maintain a website at http://www.emrgt.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock is quoted on the OTC Pink Marketplace under the symbol “NUVI.”

THE OFFERING

Issuer:	Emo Capital, Corp.

Securities offered:	A maximum of 300,000,000 shares of our Common Stock, par value $0.001 (“Common Stock”) at an offering price of $0.005 per share (the “Offered Shares”). (See “Distribution”).

Number of shares of Common Stock outstanding before the offering	95,500,000 issued and outstanding as of this filing date.

Number of shares of Common Stock to be outstanding after the offering	395,500,000 shares, if the maximum amount of Offered Shares are sold.

Price per share:	$0.005

Maximum offering amount:	300,000,000 shares at $0.005 per share, or $1,500,000 (See “Distribution”).

Trading Market:	Our Common Stock is quoted on the OTC Pink Marketplace under the symbol “NUVI.”

Investor Suitability Standards:	The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Use of proceeds:	If we sell all of the shares being offered, our net proceeds will be $1,500,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Continuing Reporting Requirements Under Regulation A:	We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Company

Our operations are limited and we do not generate any revenue. We are dependent entirely upon our principal stockholder to fund our operations who is not obligated to do so. Any failure of our principal stockholder to fund our operations or our inability to obtain funding from a third party may cause us to discontinue operations and investors would lose the entire amount of their investment.

We are not generating any revenues and possess limited capital to fund our operations, including for such purposes as preparing and filing periodic reports under the Exchange Act. We will not generate revenues unless we start operating based on business plan to generate positive cash flow. Over the next twelve months, we anticipate that we will incur costs and expenses in connection with preparing and filing reports under the Exchange Act, implementing appropriate corporate governance mechanisms and internal controls and procedures, leasing property, purchasing equipment to start our operation. We estimate, based upon discussions with our legal and financial professionals and our EDGAR filing agent, that we will incur costs and expenses in connection with the preparation and filing of reports under the Exchange Act and implementing corporate governance mechanisms and internal controls and procedures of approximately $10,000 - $20,000 over the next twelve months, assuming that we remain a shell company and without giving effect to any costs we may incur in connection with business operation. We are unable to provide an estimate of the costs and expenses we may incur in connection with starting business operation at this time given the multitude of variables associated with such activities.

Since August 1, 2018, all of our expenses have been paid by our principal stockholders, and we currently are dependent entirely on our principal stockholder to fund our operations until we start business operation to generate cash flow, if ever. In the event that we cannot find financial resources to fund our capital requirements, we may not be able to continue operations and stockholders could lose the entire amount of their investment in our Company.

The balance sheets of the Company included in the financial statements filed include a series of demand loans made to the Company by an unidentified shareholder prior to the date on which current management assumed control of the Company. If the lender were to demand payment of the amount due, current management may not have the financial resources to satisfy the loans, in which case, we may have to suspend or discontinue operations, which could result in stockholders losing the entire amount of their investment in our Company.

The balance sheets of the Company included in the financial statements include a line item titled "Loans Payable" in the amount of $13,425 (the “Loans”). The Loans were received by the Company prior to the date on which previous management assumed control of the Company and are included in the balance sheets of the Company as of and prior to April 30, 2017, the last quarterly period for which a periodic report was filed by the Company prior to the date on which the Company discontinued filing reports under the Exchange Act (the “Prior Reports”). The notes to the financial statements included in the Prior Reports state that the Loans were made by a shareholder without interest or fixed term of repayment and that they are due on demand. Current management does not have any documents evidencing the Loans and has no information relating to the Loans, including the identity of the lender, other than what is included in the Prior Reports. Accordingly, current management is required to post these Loans in the balance sheets of the Company included in the financial statements filed with this offering statement based on the information included in the Prior Report. If the lender were to demand payment of the Loans, the Company may not have the financial resources to make such payment, in which case, we may have to suspend or discontinue operations, which could result in stockholders losing the entire amount of their investment in our Company.

In addition to the shareholder loan referenced in the foregoing risk factor, as of July 31, 2022, we had additional total liabilities of $46,990 of accounts payable which were incurred prior April 30, 2015. If demand is made by the creditors for the amounts due, we cannot assure investors that we would be able to continue operations, in which case stockholders would lose the entire amount of their investment in our Company.

We are a thinly capitalized company and rely on our principal stockholder to provide working capital to cover our operating expenses, though such individual is under no obligation to do so. We cannot predict whether our creditors will seek to collect the amounts due to them. If we are required to paw any or all of our outstanding liabilities, we may not be able to do so and we might have to discontinue operations, in which case stockholders could lose the entire amount of their investment in our Company.

We may have material liabilities since the Company discontinued filing periodic reports with the SEC during the periods of 2017-July 2019 and July 2020 - present and the Company may have incurred additional liabilities that we have not discovered.

The Company last filed financial statements with the SEC with its quarterly and annual report for the period ended April 30, 2017 and July 31, 2020. As a result, the Company may have incurred material liabilities since that date and prior to the date on which the Company's corporate existence was reinstated with Nevada in 2019 and the date after July 31, 2020 till to the renewal date with Nevada in July 2022, which cave not been discovered or asserted. We could experience losses as a result of any such undisclosed liabilities that are discovered in the future, which could materially harm our business and financial condition. As a result, our current and future stockholders will bear some, or all, of the risks relating to any such unknown or undisclosed liabilities.

Our limited operation history and absence of revenues raise substantial doubt about our ability to continue as a going concern.

The report of our financial statements included in this offering statement indicate that the Company has suffered losses from operations, has a net capital deficiency and has yet to generate cash flow, and that these factors raise substantial doubt about the Company's ability to continue as a going concern. In addition, we have no significant assets or financial resources. We will continue to sustain operating expenses without corresponding revenues, at least until the consummation of a business transaction. This will result in continued net operating losses that will increase until we can consummate a business transaction with a profitable target. In light of our limited resources, we cannot assure you that we will be able to continue operations, that we will be able to identify a suitable target or that we will consummate a business transaction.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Our directors may have conflicts of interest which may not be resolved favorably to us.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Certain conflicts of interest may exist between our directors and us. Our directors have other business interests to which they devote their attention and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to us.

Our officers and directors who volunteer to help with the development of company business..

Company has no full-time employees, except its officers and directors who volunteer to help with the development of company business on a part-time basis, and that the Company has not made any empolyement agreement with and paid any compensation to our officers and directors since August 1, 2018. Accordingly, if they terminate their service with us, such a departure may have a material adverse effect on our business, and our future success depends on our ability to identify, attract, hire or engage, retain and motivate other well-qualified personnel. There can be no assurance that these professionals will be available in the market, or that we will be able to retain existing professionals.

We may depend upon outside consultants/advisors who may not be available on reasonable terms and as needed.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

We have material weakness in our controls and procedures.

We have conducted an evaluation of our internal control over financial reporting based on the framework in “Internal Control Integrated Framework” issued by the Committee of Sponsoring Organizations for the Treadway Commission (“COSO”) and published in 2013, and subsequent guidance prepared by COSO specifically for smaller public companies. Based on that evaluation, management concluded that our internal control over financial reporting was not effective as of January 31, 2023 for the reasons discussed below:

●	The Company’s lack of segregation of duties.

●	Lack of an audit committee

●	Lack of control procedures that include multiple levels of review over financial reporting.

●	Management has not established appropriate and rigorous procedures for evaluating internal controls over financial reporting. Due to limited resources and lack of segregation of duties, documentation of the limited control structure has not been accomplished.

●	We employ policies and procedures for reconciliation of the financial statements and note disclosures, however, these processes are not appropriately documented.

●	Management has not established methodical and consistent data back-up procedures to ensure loss of data will not occur.

The management of the Company believes that these material weaknesses will remain until such time that the Company has the resources to increase the number of personnel committed to the performance of its financial duties that such weaknesses can be specifically addressed. This will include, but not limited to, the following:

●	Hiring of additional personnel to adequately segregate financial reporting duties.

●	The retention of outside consultants to review our controls and procedures

A significant deficiency is a deficiency, or combination of deficiencies in internal control over financial reporting, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control.

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $75,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Other potential health risks from environmental conditions can adversely affect the levels of organic fertilizer purchases.

Real or perceived health risks from engaging in organic fertilizer application and local environmental conditions in the areas in which farmers operate cultivation activities could adversely affect the levels of organic fertilizer purchases. Further, as a seller of high-end consumer products, we must compete for discretionary spending with a wide variety of other cultivation activities and consumer purchases.

Economic conditions and farmer spending patterns can have a material adverse effect on our business, financial condition, and results of operations.

General economic conditions and farmer spending patterns can negatively impact our operating results. Unfavorable local, regional, national, or global economic developments or uncertainties regarding future economic prospects could reduce farmer spending in the markets we serve and adversely affect our business.

In an economic downturn, farmer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in the application of organic fertilizer. Farmers growing organic produces also may decline as a result of lower level of organic produces market, even if prevailing economic conditions are favorable. As a result, an economic downturn could impact us more than certain of our competitors due to our strategic focus on a relatively small business sector.

More recently, inflation has increased in the United States and throughout the world. To the extent such inflation continues, increases, or both, it may reduce consumer's purchase of organic produces and reduce our margins and have a material adverse effect on our financial performance.

Our sales may be adversely impacted by a material increase in interest rates and adverse changes in fiscal policy or credit market conditions.

Over the past several years, our economy has been positively impacted by historically unprecedented low interest rates. Such interest rates, driven by the policies of the Federal Reserve, can be a political issue in the United States. Any change by the Federal Reserve to raise its benchmark interest rate in the future or market expectations of such change may result in significantly higher long-term interest rates, which may negatively impact our customers’ willingness or desire to purchase and use our organic fertilizer to grow organic produces.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carry-forwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Being a public company significantly increases the Company’s administrative costs.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and listing requirements subsequently adopted by the NYSE Amex in response to Sarbanes-Oxley, have required changes in corporate governance practices, internal control policies and audit committee practices of public companies. Although the Company is a relatively small public company, these rules, regulations, and requirements for the most part apply to the same extent as they apply to all major publicly traded companies. As a result, they have significantly increased the Company’s legal, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly, as well as requiring substantial time and attention of our senior management. The Company expects its continued compliance with these and future rules and regulations to continue to require significant resources. These rules and regulations also may make it more difficult and more expensive for the Company to obtain director and officer liability insurance in the future and could make it more difficult for it to attract and retain qualified members for the Company’s Board of Directors, particularly to serve on its audit committee.

General Business Risks

Our business operation is very limited. We expect to incur significant operating losses for the foreseeable future

We are authorized to issue up to 450,000,000 shares of common stock. As of the date of this filing, there are 95,500,000 issued and outstanding shares of common stock. Consequently, our stockholders may experience more dilution in their ownership of our Company in the future, which could have an adverse effect on the trading market for our shares of common stock.

The report of our independent registered public accounting firm on our financial statements for the year ended July 31, 2020 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our minimal cash and no source of revenues which are insufficient to cover our operating costs. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

While operating our online systems and attracting a good number of followers to date, we have not yet generated any meaningful revenue from marketplace users. At the date of this document, we do not have any paying customers and we cannot guarantee we ever will have any. Even if we start our business operation and obtain new customers, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

The company is reliant upon its management, creditors and related parties to pay for operating expenses until we generate revenues sufficient to cover our expenses. There is no obligation of these parties to continue making such payments.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

We will need to raise additional capital to continue operations over the coming year.

We anticipate the need to raise approximately $1,500,000 in capital to fund our operations through July 31, 2024 based on the capital expenditures. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. While neither Nevada law nor our Articles of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

If the registration of our common stock is revoked in the future, our business opportunities will cease to exist.

In the event our securities registration was to be revoked, we would not have the ability to raise money through the issuance of shares and would lose the ability to continue the business plan set out in this filing. Common stock issued and outstanding at that time would no longer be tradable.

Our business operations have been and may continue to be materially and adversely affected by the outbreak of the novel respiratory illness coronavirus (“COVID-19”).

On March 11, 2020, the World Health Organization declared the outbreak of the novel respiratory illness COVID-19 a pandemic. The new strain of COVID-19 is considered to be highly contagious and poses a serious public health threat.

Any outbreak of such epidemic illness or other adverse public health developments may materially and adversely affect the global economy, our markets and our business.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for retail and online sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Risk to Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over The Counter Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is not classified as a “shell company” under Rule 405 of the Securities Act.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Bulletin Board is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Existing stockholders will experience significant dilution from our sale of shares under potential Securities Purchase Agreements.

The sale of shares pursuant to any Securities Purchase Agreements executed by the Company in the future will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly, as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTC Bulletin Board, but it is the Company’s plan that the common shares be quoted on the OTC Bulletin Board. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;

(ii)	the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US $5,000,000, or (b) average annual revenue of at least US $6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years and has net tangible assets of at least US $2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 450,000,000 shares of common stock, of which 95,500,000 are issued and outstanding as of the date of this filing. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future. Please see NOTE-5 CAPITAL STOCK within the Company’s financial statements for the six months ended January 31, 2023 for further information.

Issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, will dilute your ownership interests and may adversely affect the future market price of our common stock.

The issuance of additional shares of our common stock or securities convertible into or exchangeable for our common stock could be dilutive to stockholders if they do not invest in future offerings. We may seek additional capital through a combination of private and public offerings in the future.

The price of our common stock could be subject to volatility related or unrelated to our operations.

If an active market for our common stock develops, its market price could fluctuate substantially due to a variety of factors, including market perception of our ability to meet our growth projections and expectations, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our business and the business of others in our industry. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our common stock.

The Company’s shares of common stock are quoted on the OTC Pink Marketplace, which limits the liquidity and price of the Company’s common stock.

The Company’s shares of Common Stock are traded on the OTC Pink Marketplace under the symbol “NUVI.” Quotation of the Company’s securities on the OTC Pink Marketplace limits the liquidity and price of the Company’s Common Stock more than if the Company’s shares of Common Stock were listed on The Nasdaq Stock Market or a national exchange.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we take advantage of specified reduced disclosure requirements applicable to an “emerging growth company” under the JOBS Act, the information that we provide to shareholders may be different than they might receive from other public companies. Our financial statements may not be comparable to companies that comply with public company effective dates.

We qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. The Company has elected not to use the extended transition period for complying with new or revised financial accounting standards but does still have reduced reporting requirements. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “ Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

If we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements so long as you are a smaller reporting company.

If we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements so long as you are a smaller reporting company. The information that we provide to shareholders may be different than they might receive from other public companies. Our financial statements may not be comparable to companies that comply with public company effective dates.

Because our largest shareholder of common stock currently and for the foreseeable future will continue to control EMO, it is not likely that you will be able to elect directors or have any say in the policies of the Company.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The Company’s largest shareholder of common stock beneficially owns approximately 60.73% of our outstanding common stock either through direct ownership or through another class of capital stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

Cautionary Note.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds will be $1,500,000. We will use these net proceeds for:

If 300,000,000 Shares (100%) are sold:

Planned Actions	Estimated Cost to Complete
Land purchase	200,000
Equipment purchase	120,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	250,000
Marketing and Sales	100,000
Insurance	10,000
Debt Coverage	80,000
Construction, licensing of facility	490,000
Working capital / Cash Reserve	250,000
TOTAL	$1,500,000

If 2,250,000 Shares (75%) are sold:

Planned Actions	Estimated Cost to Complete
Land purchase	187,500
Equipment purchase	100,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	160,000
Marketing and Sales	85,000
Insurance	10,000
Debt Coverage	80,000
Construction, licensing of facility	320,000
Working capital / Cash Reserve	182,500
TOTAL	$1,125,000

If 150,000,000 Shares (50%) are sold:

Planned Actions	Estimated Cost to Complete
Land purchase	100,000
Equipment purchase	60,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	120,000
Marketing and Sales	50,000
Insurance	10,000
Debt Coverage	80,000
Construction, licensing of facility	200,000
Working capital / Cash Reserve	125,000
TOTAL	$750,000

If 75,000,000 Shares (25%) are sold:

Planned Actions	Estimated Cost to Complete
Land purchase	50,000
Equipment purchase	40,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	37,500
Marketing and Sales	30,000
Insurance	10,000
Debt Coverage	60,000
Construction, licensing of facility	100,000
Working capital / Cash Reserve	47,500
TOTAL	$375,000

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 25%, 50% or 75% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of January 31, 2023 was ($773,944) or ($0.008) per then outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering:

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this Offering	$0.005	$0.005	$0.005	$0.005

Historical net tangible book value per share as of January 31, 2023 (1)	(0.008)	(0.008)	(0.008)	(0.008)

Increase in net tangible book value per share attributable to new investors in this Offering	$0.016	0.012	$0.008	$0.004

Net tangible book value per share, after this Offering	$0.002	0.001	$0.000	$(0.001)

Dilution per share to new investors	$0.003	0.004	$0.005	$0.006

(1)	Based on net tangible book value as of January 31, 2023 of ($773,944) and 95,500,000 outstanding shares of Common stock.

Future Dilution

Dilution may also result from future actions by our Company, and specifically from any increase in the number of shares of the Company’s capital stock outstanding resulting from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

Dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Percentage Ownership Including All Shares Issued and Outstanding

Share Structure	Number of Shares Beneficially Owned	Percent of Class Before Offering	Percent of Class After Offering
Shares outstanding prior to offering	95,500,000	100.00%	24.15%
Shares offered in offering	300,000,000	0%	75.85%
Total shares (a)	395,500,000	100.00%	100.00%

(a)	Total shares outstanding after the offering equals 395,500,000 and assumes that all shares in the offering are sold.

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Exchange Listing

Our Common Stock is quoted on the OTC Pink Marketplace” under the symbol “NUVI.”

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by us. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Maximum Offering is reached or, if it is not reached, on the Termination Date.

Minimum Purchase Requirements

The minimum purchase requirement per investor is 1,000,000 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $5,000.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, but subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Procedures for Subscribing

The Offering will be sold by our officers and directors.

This is a self-underwritten Offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the common stock directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any common stock sold. There are no plans or arrangements to enter into any contracts or agreements to sell the common stock with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the officers and Directorss intend to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and director will also distribute the Offering Circular to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is made in accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Exchange Act.

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact company for an electronic copy of Subscription Agreement.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Selling Security holders

There are no selling security holders in this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. The Company continues to execute its business plan. At the present time, the Company cannot predict the full impact of the COVID-19 virus on its business. Our projections on spending, product development and milestone achievements are likely to be further revised as new information is obtained.

Management’s Discussion and Analysis

Overview

Emo Capital Corp. (the "Company") was organized under the laws of the State of Nevada on August 23, 2006. After the April 30, 2017 10-Q filing, the management of the Company abandoned the Company, and it became a dormant company until 2019 when a new shareholder Mr. Glass acquired stock to become the majority shareholder and owner of the Company. On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of hrs shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company. The Company filed 10-12G to become a SEC reporting company. After then, due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

Currently, Emo Capital, Corp. is dedicated to organic fertilizer business. These includes development and sales of organic fertilizers. As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies including Recycling Market Development Zone Kern County/Lancaster, California and Bay Area Air Quality Management District, California to establish a composting facility to produce organic fertilizer. Company managment has also been seeking funds to complete the construction of organic fertilizer facility to supply organic fertilizer to the agriculture farming market of U.S., such as, California, Florida, etc. In November 2022, Company submitted a grant application to the Food Waste Fund administered by ReFED.org a U.S. national nonprofit organization. The grant application was not awarded. Currently, Company is trying to submit a grant application to Organics Grant Program administered by the the Department of Resources Recycling and Recovery (CalRecyle), California. Company also filed a Reg A offering statement on March 2, 2023, from where the fund will be used to establish a composting facility to produce fertilizer.

Company is still in the stage of raising funds thorough grant applications and Reg A offering registration. Currently, Company has yet to start any construction of composting facility and operation of organic fertilizer production.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire development plan, it may have to raise additional funds in the next twelve months.

The Company may make significant changes in the number of employees at the corporate level.

Investments. The Company intends to make substantial investment in constructing the organic fertilizer facility in the next 12 months as funds are raised through this offering.

Marketing and sales. As Company starts the organic fertilizer production, Company will incur substantial marketing and sales expenses which will consist primarily of salaries, and benefits for employees engaged in sales, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

Cost of revenue. The Company expects that the cost of revenue for its operations will consist primarily of expenses associated with the expansion of business and acquisition and partnerships of/with industry participants. These include expenses related to providing funds for construction of new facility, employee salaries, and marketing and sales events.

Research and development. The Company will continue to engage in organic fertilizer research and technology development. These will consist primarily of hiring new technicians, providing salaries and benefits for new employees who are responsible for developing new technologies as well as improving existing infrastructures.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the current Offering, in closing sales, and in promoting and managing its operations.

Results of Operations

Six Months Ended January 31, 2023 Compared to Six Months Ended January 31, 2022

The following table sets forth information comparing the components of net (loss) income for the six months ended January 31, 2023 and 2022:

	Six Months Ended January 31,		Period over Period Change
	2023	2022	$	%
Revenues, net	$-	$-	$-	-
Cost of revenues	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
General and administrative	19,748	-	19,748	-%
Total operating expenses	19,748	-	19,748	-%
Operating loss	(19,748)	-	(19,748)	-%

Other (expense) income:
Interest Income (expense)	-	-	-	-
Total other income (expenses)	-	-	-	-
Loss before income taxes	(19,748)	-	(19,748)	-%
Income tax expense	-	-	-	-
Net loss	$(19,748)	$-	$(19,748)	-%
Total comprehensive loss	$(19,748)	$-	$(19,748)	-%

Revenue

For the six months ended January 31, 2023 and 2022, we generated revenue of $- and $-, respectively.

Cost of Revenues

For the six months ended January 31, 2023 and 2022, cost of revenues was $- and $-, respectively.

Gross Profit

For the six months ended January 31, 2023 and 2022, gross profit was $- and $-, respectively.

Operating Expenses

Selling, general and administrative expenses were $19,748 and - for the six months ended January 31, 2023 and 2022, respectively, representing an increase of $19,748, or -%. The increase is largely attributable to corporation annual list renewal and transfer agent fee.

Other Expenses

Other income (expenses) were - and - for the six months ended Janury 31, 2022 and 2022, respectively, representing an increase of -, or -%.

Income tax expense

There was no income tax expense for the six months ended Janury 31, 2023 and 2022.

Net Income (loss)

For the six months ended January 31, 2023, our net loss increased to ($19,748), as compared to a net loss of - for six months ended January 31, 2022, an increase of ($19,748). The increase in net loss for the six months ended January 31, 2023 was largely attributable to the increase in general and administrative expenses.

Total Comprehensive Income (loss)

For the six months ended January 31, 2023, our total comprehensive loss increased to ($80,444), as compared to a total comprehensive loss of - for the six months ended January 31, 2022, an increase of ($19,748).

Year Ended July 31, 2022 Compared to Year Ended July 31, 2021

The following table sets forth information comparing the components of net (loss) income for the years ended July 31, 2022 and 2021:

	Years Ended July 31,		Period over Period Change
	2022	2021	$	%
Revenues, net	$-	$-	$-	-
Cost of revenues	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
General and administrative	1,281	500	781	156.2%
Total operating expenses	1,281	500	781	156.2%
Operating loss	(1,281)	(500)	(781)	-156.2%

Other (expense) income:
Interest Income (expense)	-	-	-	-
Total other income (expenses)	-	-	-	-
Loss before income taxes	(1,281)	(500)	(781)	-156.2%
Income tax expense	-	-	-	-
Net loss	$(1,281)	$(500)	$(781)	-156.2%
Total comprehensive loss	$(1,281)	$(500)	$(781)	-156.2%

Revenues

For the years ended July 31, 2022 and 2021, we generated $- and $- in revenue, respectively.

For the years ended July 31, 2022and 2021, our cost of revenue was $- and $-, respectively.

Operating Expenses

Our operating expenses were $1,281 and $500 for years ended July 31, 2022 and 2021, respectively, for an increase of $781. The increase is largely attributable to operating expenses associated with corporation annual list renewal fee.

Other Income (Expenses)

Other Income (Expenses) were $- and $- during the years ended July 31, 2022 and 2021, respectively.

Income tax expense

There was no income tax expense for the years ended July 31, 2022 and 2021.

Net Income (Loss)

For the year ended July 31, 2022, our net loss increased to ($1,281), as compared to a net loss of ($500) for the year ended July 31, 2021, an increase of ($781). The increase in net loss is largely attributable to the Company’s increase in general and administrative expenses.

Total Comprehensive Income (loss)

For the year ended July 31, 2021, our total comprehensive loss increased to ($61,696), as compared to a total comprehensive loss of ($60,415) for the year ended July 31, 2021, an increase of ($781).

Liquidity and Capital Resources

The following table summarizes the cash flows for the six months ended January 31, 2023 and 2022:

	2023	2022
Cash Flows:

Net cash (used in) operating activities	(18,748)	(500)
Net cash provided by (used in) investing activities	-	-
Net cash provided by financing activities	18,748	500

Net (decrease) increase in cash	-
Cash at beginning of period	-	-
Cash at end of period	$-	$-

At January 31, 2023, we had $- in cash and there were outstanding liabilities of $80,444. The stockholders’ deficit was $773,944 as of January 31, 2022 and $754,196 as of July 31, 2022.

There was $18,748 cash used by operations in the six months ended January 31, 2023 ($- net cash used in operating activities during the six months ended January 31, 2022), $0 used in cash for investing activities for the six months ended January 31, 2023 ($- used in cash for investing activities during the six month period ended January 31, 2022) and $18,748 cash provided through financing activities during the six months ended January 31, 2023 ($- for the six months ended January 31, 2022). This resulted in $18,748 changes in net cash during the six months ended January 31, 2023 and $- change in net cash during the six months ended January 31, 2022, respectively.

Our company officer has verbally agreed to continue to loan the Company funds for operating expenses in a limited scenario, but it has no legal obligation to do so.

There is limited historical financial information about us upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Recent Financing Transactions

Convertible Notes Payable

For the six months ended January 31, 2023 and year ended July 31, 2022, the Company did not issue convertible notes payable.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

BUSINESS

Emo Capital, Corp. (“we”, “our, “Emo”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company's registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $660,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company's behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC. In addition, on September 2, 2022, the Company issued to Mr. Guo 1,000 Series C preferred stock shares at a price of $0.001 per share for an aggregate cost of $1,000.00, which sum was paid by the performance of services to the Company.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Currently, Emo Capital, Corp. is dedicated to organic fertilizer business. These includes development and sales of organic fertilizers. As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies including Recycling Market Development Zone Kern County/Lancaster, California and Bay Area Air Quality Management District, California to establish a composting facility to produce organic fertilizer. Company managment has also been seeking funds to complete the construction of organic fertilizer facility to supply organic fertilizer to the agriculture farming market of U.S., such as, California, Florida, etc. In November 2022, Company submitted a grant application to the Food Waste Fund administered by ReFED.org a U.S. national nonprofit organization. The grant application was not awarded. Currently, Company is trying to submit a grant application to Organics Grant Program administered by the Department of Resources Recycling and Recovery (CalRecyle), California. Company also filed a Reg A offering statement on March 2, 2023, from where the fund will be used to establish a composting facility to produce fertilizer.

Company is still in the stage of raising funds thorough grant applications and Reg A offering registration. Currently, Company has yet to start any construction of composting facility and operation of organic fertilizer production.

Principal Products, Services, and Their Markets

The principal product will be organic fertilizer. An organic fertilizer is a plant fertilizer that is consequent from organic sources. Organic fertilizers vary from organic compost to manure, however they have to be derived from all-organic sources. According to the report of the European Consortium of the Organic-Based Fertilizers Industry (ECOFI) (http://www.ecofi.info/benefits-of-organic-based-fertilizers/), the use of organic-based fertilizers in sustainable agriculture benefits farmers, growers, consumers and the environment in many ways. As empirically demonstrated, organic-based fertilizers help to: boost both nutrient efficiency and organic matter content in the soil; nurture the soil with organic matter that reduces dependency on chemical inputs; restore and maintain soil fertility to nurture plant growth; enhance the biological activity and biodiversity of soils; enhance the quality attributes of produce as well as yield; improve the efficiency of nutrient use to produce more robust crops; facilitate the slow release of nutrients in response to the dynamic needs of plants; boost the efficiency of water use to render crops more resilient and drought-resistant; reduce the impact of farming and safeguard ecosystems by minimizing leaching; enhance crop resistance to erosion by improving the soil’s organic matter content; and improve the efficiency of resource use by incorporating natural raw materials.

According to Vantage Market Research (https://www.vantagemarketresearch.com/industry-report/organic-fertilizers-market-1228), Global Organic Fertilizers Market is valued at USD 9.95 Billion in 2021 and estimated to reach a value of USD 22.13 Billion by 2028 at a CAGR of 12.1 % during the forecast period, 2022-2028. Rapidly Increasing Organic Farming Activities and Growing Awareness About its Benefits are the Major Factors Driving the Growth of Global Organic Fertilizer Market.

We intend to collect organic waste including livestock organic waste, food waste, and green waste for organic fertilizer production. To produce organic fertilizer, collected waste will be composted with the aid of yeasts. Yeasts are single-celled fungi, they are everywhere in nature and can perform many ecological functions, like breaking down dead plant tissue and encouraging root growth. The final organic product will be dried and packaged in bags for sale. The potential customers are farmers and big farming companies.

Milestones and Budget

We have created the following milestones and budgets. It is important to note that achievement of these milestones and their budget targets is subject to substantial risk. Please see “ Risk Factors” and “ Forward Looking Statements.”

Operational Objectives May 1, 2023 to July 31, 2023:

Expected proceeds from Reg A offering	Operational Objectives
$200,000	Land purchase
-	Equipment purchase
-	Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory
-	Marketing and Sales
-	Insurance
-	Construction, licensing of facility
10,000	Working capital
$210,000	TOTAL

Operational Objectives August 1, 2023 to October 31, 2023:

Expected proceeds from Reg A offering	Operational Objectives
$-	Land purchase
120,000	Equipment purchase
20,000	Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory
-	Marketing and Sales
10,000	Insurance
490,000	Construction, licensing facility
10,000	Working capital
$650,000	TOTAL

Operational Objectives November 1, 2023 to January 31, 2024:

Expected proceeds from Reg A offering	Operational Objectives
$-	Land purchase
-	Equipment purchase
100,000	Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory
60,000	Marketing and Sales
-	Insurance
-	Construction, licensing facility
40,000	Working capital
$200,000	TOTAL

Competition for the Company’s current operations

The competitors of organic fertilizer manufactures are mainly those international companies in China and India. For example, Asia-pacific is expected to witness the fastest growth in the global organic fertilizers owing to the fact, that the fertilizers for fruits, vegetables, and tea are accounting for about 40% of total fertilizer use in China at the present time, the efforts of China's government will lead to a total replacement of chemical fertilizers by 20% until 2020. After the demonstration period in 2020, China wants to expand the replacement of chemical fertilizers to the whole country. This would leave to a massive decreasing usage of chemical fertilizers in China. After all, China used 60.32 million tonnes of fertilizers in 2015. China is producing an annual amount of 16 million tonnes of organic fertilizer, only 5 % are effective nutrient. In addition, increasing disposable income and growing awareness regarding the benefits of organic food are also supplementing the market growth in this region. In the U.S., there are also some established organic fertilizer manufactures, such as, Scotts Miracle-Gro, Midwestern BioAg, Sustane Natural Fertilizer, Biostar Organics, Ferticellusa, Ferti-organic, etc.

Market Opportunity for Organic Fertilizer

Increased organic farming practices and growing awareness about the benefits of using organic fertilizers are the major factors driving the market growth. These are usually made from plant or animal waste or powdered minerals and renewable, biodegradable, sustainable, and environmentally friendly. Their major advantages include: balances the soil ecosystem; boosts plant health naturally; they're all-natural; the process of decomposition requires no chemical intervention; they don't upset the balance in the soil because they don't leave behind any artificial compounds and delivers nutrients in a slow, but sustainable rate and prevents over-fertilization. All these advantages are expected to foster the demand for organic fertilizer. In addition, increasing R&D investments in this field and rising consumer inclination towards healthy food are also supplementing the market growth. Furthermore, increasing government initiatives for sustainable methods of agriculture globally propel the market growth. However, high cost of the product may hamper the market growth. Producing organic fertilizer is costly for several reasons. Firstly, it relies on natural materials that can be more expensive to collect, transport, and process than synthetic fertilizers made from chemicals. Secondly, the production process involves several stages that require time, labor, and energy, adding to overall production costs. Thirdly, organic fertilizers have a lower nutrient content, requiring a larger quantity to achieve the same results, which leads to higher transportation costs and the need for more storage space. Lastly, more regulations and quality control measures are in place for organic fertilizers, which can add to the cost of production by requiring additional testing and processing to ensure purity and composition.

Moreover, research and development in this field can provide various opportunities for the further growth of the market. Research and development can improve the quality, efficiency, and safety of organic fertilizers by discovering new and improved formulations, manufacturing processes, and packaging solutions. It can also improve the understanding of soil health and nutrient management, which can help farmers optimize the use of organic fertilizers and achieve better crop yields. Research and development can lead to the development of organic fertilizers that are customized for specific crops, soil types, and environmental conditions, which can increase their effectiveness and customer satisfaction. Investing in research and development can also differentiate companies from their competitors by offering unique products that address specific customer needs and preferences.

The Fertilizer Production Expansion Program (FPEP) administered by the Rural Business-Cooperative Service, U.S. government, administers recently announced $500 MM grant to help expand capacity, improve competition, and increase supply chain resilience within the agricultural fertilizer and nutrient management sector, in connection with the production of agricultural commodities. FPEP will support the production of agricultural commodities through the manufacturing and processing of fertilizer and nutrient alternatives. With this big federal stimulus program, the organic fertilizer sector is standing in a very promosing opportunity in the whole agriculture industry. Company will not have any plan to submit a grant application to the FPEP within a year or so.

Growth Issues

Insufficient Capital

The company management is working to establish the organic fertilizer business. If Emo is not funded properly, it will prevent us from establishing the business. To establish a first mover advantage in this space, Emo is seeking funding from the capital markets which may include debt and equity offerings.

Development Lead Time

We anticipate that the lead time for the development of our entire Ecosystem is approximately 12 months. This reflects completion of the facility, assuming production, continous marketing, and professional marketing partnerships.

Marketing Strategy

Emo has not marketed its products. As production starts, company plans to market first through a small sales force based in California. The primary source of marketing is through internet advertisement and marketing. Emo will also attend and will exhibit its products to consumers at national or local agriculture exhibitions and events, to help market the Ecosystem and marketplace.

The Company will implement a direct sales and marketing strategy to reach potential customers and generate revenues.

Seasonality

Agriclutre is seasonal. We may expect seasonality effect in our business.

Employees

As of this filing date, company has 0 full-time employee, except its officers and directors who volunteer to help with the development of company business.

Government Regulation

We are required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the agriculture and fertilizer industry in any jurisdiction which we would conduct activities. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, and also including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, we cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the company. We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Description of Property

Company does not own any property so far.

We currently have no investment policies as they pertain to real estate, real estate interests or real estate mortgages.

Patents, Trademarks, Licenses, Agreements, or Contracts

As part of our business, we will seek to protect our intellectual property rights to be developed later in various ways, including through trademarks, copyrights, trade secrets, including know-how, patents, patent applications, employee and third-party nondisclosure agreements, intellectual property licenses and other contractual rights. We currently do not any patent, trademark, or product license. We have not entered into any vendor agreements or contracts that give or could give rise to any obligations or concessions.

MANAGEMENT AND DIRECTORS

Directors and Executive Officers

Set forth below are the present directors, director nominees and executive officers of the Company as of this filing date. There are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

NAME	AGE	POSITION
J. Adam Guo	44	Director and Chief Executive Officer
Ming Du	54	Director
Wei Zhou	51	Director

The persons named above are expected to hold their offices/positions until the next annual meeting of our stockholders. The officer and director set forth herein is our only officer, director, promoter and control person, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Information about our Executive Officers

The business experience during the past five years of the person presently listed above as an Officer or Director of the Company is as follows:

Mr. J. Adam Guo, Ph.D., has expertise in strategy, growth, and business restructuring, servess as Chief Executive Officer and President of the Board of Directors. His leadership and vision will be essential for business start-up practices and operations. Since 2014, he has been working as a full-time professor at the California State Universty, Bakersfield. He was appointed as the President of Emerging Holdings, Inc in Nevada in 2021 and is still currently actively serving as the presdient and director of the Emerging Holdings, Inc.

Mr. Ming Du, B.S., is the founder and served as the CEO of Shaanxi Chenao Agricultural Technology Co., Ltd, China from 2016 to 2018, specializing in organic fertilizer business. Since 2019, he has been the president and director of and hired full-time by Haijing International, Inc. California.

Mr. Wei Zhou, Ph.D., is one full-time Associate Professor research of germplasm innovation of major vegetables and crops including spinach, rice, hemp, etc. at the Florida A&M University since 2021. He was the plant scientis manager at the International Hemp Exchange, Orogen from 2019 to 2020. Before then, he served as the Hybrid Rice Breeder and NSPP Manager at Syngenta, Philippine. As well, he serves as a director of Emerging Holdings, Inc., Nevada since 2021.

Family Relationships

There are no family relationships among the directors and executive officers.

Conflicts of Interest- General

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While our certain of our officers and directors are engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

Conflicts of Interest- Corporate Opportunities

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

Committees to the Board of Directors

In the ordinary course of business, the board of directors maintains a compensation committee and an audit committee.

The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of our officers and to administer the grants under our stock option plan.

The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our board of directors’ functions as audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

Upon incorporation we adopted a written code of ethics applicable to our board of directors, officers and employees in accordance with applicable Federal and states securities laws. Our board of directors shall oversee compliance with the code of ethics as it relates to the company through an officer designated by the board. Employees are required to report known and suspected breaches of our code of ethics to an appropriate supervisor, or in the case of officers and directors, to a senior officer designated by our board of directors. Our code of ethics is designed to deter wrongdoing and to promote:

1) honest and ethical conduct;

2) full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with securities regulators and in our other public communications;

3) compliance with applicable laws, rules and regulations, including insider trading compliance; and

4) accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the fiscal years ended July 31, 2022 and 2021 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table
Name and Principal Position	Year	Fees earned or paid in cash ($)	Bonus (cash) ($)	Common Stock Awards (#)	Common Stock Awards ($)	All Other Compensation ($)	Total ($)
J Adam Guo (1)	2022	-	-	-	-	-	-
President CEO, (Principal Executive Officer) Director

Adeeb Tadros (2)	2022	-	-	-	-	-	-
Former President CEO, (Principal Executive Officer) Director	2021	-	-	-	-	-	-

(1)	Mr. Guo was appointed as a Director on July 27, 2022 and as the Company’s President and Chief Executive Officer on July 27, 2022.

(2)	Mr. Tadros was appointed as a Director and as the Company’s Chief Executive Officer on September 23, 2020. Mr. Tadros was removed from the Company’s President by the Company$rsquo;s new Custoidan Mr. Guo appointed by the Court on July 27, 2022 effective as of July 27, 2022.

Employment Agreements

Company has no full-time employees, except its officers and directors who volunteer to help with the development of company business on a part-time basis, and that the Company has not made any empolyement agreement with and paid any compensation to our officers and directors since August 1, 2018.

Stock Option Plan and other Employee Benefits Plans

The Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its employees.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

To the best of our knowledge, as of January 31, 2023, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest.

As of January 31, 2023 one advance in total $20,029 was provided by the current board of directors, without interest and fixed term of repayment. The loan is due at demand. Among the total $20,029, Mr. Guo has loaned $13,029 to Company, and Mr. Du has loaned $3,500 to Company, and Mr. Zhou has loaned $3,500 to Company.

Statement of Policy

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of January 31, 2023 by:

●	each shareholder known by us to beneficially own more than 5% of our outstanding Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Percentage ownership in the following table is based on 95,500,000 shares of common stock outstanding as of January 31, 2023.

Name of Beneficial Owner (1)(2)	Preferred Stock Owned	Common Stock Beneficially Owned	Percentage of Common Stock
J Adam Guo	1000	0	0.00%
Directors and Officers as a Group (1 individual)	1000 (3)	0	0.00%

Juanming Fang. (4)	0	14,000,000	14.66%
Collingswood Capital Group (5)	0	58,000,000	60.73%
Wei Zhou	0	0	0%
Ming Du	0	0	0%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2023 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on January 31, 2023, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of January 31, 2023.
(2)	The number of common shares outstanding used in computing the percentages is 95,500,000.
(3)	Preferred stock shareholder at a fixed non-dilutable 60% of voting rights for every 1000 shares over all classes of stock
(4)	The address for Mr. Fang is 115 He Xiang Road, Bai He Village, Qing Pu, Shanghai, PRC
(5)	The address for Collingswood Capital Group is Ave. Insurgentes Sur 730, Mexico City 03100. Neil Robertson is the sole owner of this entity and directly exercises sole voting and investment control with respect to the shares of common stock listed in the table as being owned by this entity.

SECURITIES OFFERED

Emo Capital, Corp. (“Emo,” “We,” or the “Company”) is offering up to $1,500,000 total of Securities, consisting of Common Stock, $0.001 par value (the “Common Stock” or collectively the “Securities”).

DESCRIPTION OF SECURITIES

Securities Being Offered

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have preemptive, subscription or conversion rights and there are no Our or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Common Stock

The Company is authorized to issue 450,000,000 shares of Common Stock, par value $.001. For this offering, the authorized shares will be increased to 500,000,000.

Capitalization

Security	Par Value	Authorized	Outstanding	Voting Rights
Common Stock	0.001	450,000,000	95,500,000	1:1

Preferred stock

The Company is authorized to issue 1000 preferred stock shares. Mr. Guo, as the court appointed custodian filed with NVSOS for preferred stock designation. As of January 31, 2023, 1,000 preferred series C stock shares is issued and outstanding at a $0.001 par value for the consideration of Mr. Guo's service to Company. Preferred stock shareholder is entiled at a fixed non-dilutable 60% of voting rights for every 1000 shares over all classes of stock

Nevada Anti-Takeover Law

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation’s articles of incorporation. In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

Transfer Agent

Our Transfer Agent is ClearTrust Transfer, LLC whose address is 16540 Pointe Village Dr, Suite 205 Lutz, Florida 33558. Telephone (813) 235-4490, Fax (813) 388-4549 and email Inbox@ClearTrustTransfer.com. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Vic Devlaeminck, PC at 100013 N.E. Hazel Dell Avenue, Suite 317, Vancouver, WA 98685, Phone: (503) 806-3533.

EXPERTS

The financial statements for the years ended July 31, 2022 and 2021 for Emo Capital, Corp. included in this prospectus and elsewhere in the registration statement have been audited by BF Borgers CPA PC, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

REPORTS

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART 1 – FINANCIAL INFORMATION

Item 1. Financial Statements

The accompanying interim financial statements of Emo Capital, Corp. (“the Company”, “we”, “us” or “our”), have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations.

The interim financial statements should be read in conjunction with the company’s latest annual financial statements.

In the opinion of management, the financial statements contain all material adjustments, consisting only of normal adjustments considered necessary to present fairly the financial condition, results of operations, and cash flows of the Company for the interim periods presented.

EMO CAPITAL, CORP.

BALANCE SHEETS

	January 31,	July 31
	2023	2022
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$-	$-
Total current assets	-	-

Other Assets	-	-
Total non-current assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$46,990	$46,990
Loan payable	33,454	14,706
Accrued Interest	-	-
Total current liabilities	80,444	61,696

Non-current Liabilities:
Operating lease obligation, net of current portion	-	-
TOTAL LIABILITIES	80,444	61,696

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock: authorized 450,000,000; $0.001 par value; 95,500,000 and 95,500,000 shares issued and outstanding as of January 31, 2023 and July 31, 2022	65,500	65,500
Preferred stock ($.001 par value; 1,000 shares issued and outstanding at January 31, 2023 and July 31, 2022)	100	-
Additional Paid in Captial	627,900	627,000
Retained Earnings (Accumulated Deficit)	(773,944)	(754,196)
Total Stockholders’ deficit	(80,444)	(61,696)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF OPERATIONS AND LOSS

(Unaudited)

	For the Six Months Ended January 31,
	2023	2022
Operating expenses:
General and administrative expenses	$19,748	$-
Total operating expenses	19,748	-

Loss from operations	(19,748)	-

Other Income (Expense):
Interest Expense
Total other income (expense)	-	-

Net loss before income tax provision	(19,748)	-
Provision for income tax	-	-

Net loss	$(19,748)	$-

Net loss per common share
Basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
Basic and diluted	95,500,000	95,500,000

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JANUARY 31, 2023 AND 2022

(Unaudited)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2022	95,500,000	$65,500	-	$-	$627,000	$(754,196)	(61,696)

Shares issued	-	-	1,000	100	900	-	1,000

Net loss	-	-	-	-	-	(19,748)	(19,748)

Balance January 31, 2023	95,500,000	$65,500	1000	$100	$627,000	$(773,944)	(80,444)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2021	95,500,000	$65,500	-	-	$627,000	$(752,915)	(60,415)

Net loss	-	-	-	-	-	-	-

Balance January 31, 2022	95,500,000	$65,500	-	-	$627,000	$(752,915)	(60,415)

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended January 31,
	2023		2022
OPERATING ACTIVITIES:
Net loss	$(19,748)		$-
Adjustments to reconcile net loss to net cash (used in) operating activities:
Shares issued for services	1,000		-
Stock-based compensation	-
NET CASH USED IN OPERATING ACTIVITIES	(18,748)		-

INVESTING ACTIVITIES:
Fixed asset purchases	-		-
Project development costs	-		-
NET CASH USED IN INVESTIING ACTIVITIES	-		-

FINANCING ACTIVITIES:
Proceeds from related party loan	-		-
Contibutions to capital	-		-
Loan payable	18,748		-
NET CASH PROVIDED BY FINANCING ACTIVITIES	18,748		-

NET INCREASE/(DECREASE) IN CASH	-	-	-
CASH – BEGINNING OF PERIOD	-		-
CASH – END OF PERIOD	$-		$-

SUPPLEMENTAL CASHFLOW INFORMATION:
Cash paid for:
Income tax	$-		$-
Interest	$-		$-

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

NOTES TO THE FINANCIAL STATEMENTS

January 31, 2023

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Emo Capital, Corp. (“we”, “our, “Emo”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company's registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $660,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company's behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC. In addition, on September 2, 2022, the Company issued to Mr. Guo 1,000 Series C preferred stock shares at a price of $0.001 per share for an aggregate cost of $1,000.00, which sum was paid by the performance of services to the Company.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Currently, Emo Capital, Corp. is dedicated to organic fertilizer business. These includes development and sales of organic fertilizers. As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies including Recycling Market Development Zone Kern County/Lancaster, California and Bay Area Air Quality Management District, California to establish a composting facility to produce organic fertilizer. Company managment has also been seeking funds to complete the construction of organic fertilizer facility to supply organic fertilizer to the agriculture farming market of U.S., such as, California, Florida, etc. In November 2022, Company submitted a grant application to the Food Waste Fund administered by ReFED.org a U.S. national nonprofit organization. The grant application was not awarded. Currently, Company is trying to submit a grant application to Organics Grant Program administered by the Department of Resources Recycling and Recovery (CalRecyle), California. Company also filed a Reg A offering statement on March 2, 2023, from where the fund will be used to establish a composting facility to produce fertilizer.

Company is still in the stage of raising funds thorough grant applications and Reg A offering registration. Currently, Company has yet to start any construction of composting facility and operation of organic fertilizer production.

The Company qualifies as an “emerging growth company,” as defined in Section 2(a)(19) of the Securoties Act and it may choose to follow disclosure requirements that are scaled for newly public companies.

A company qualifies as an emerging growth company if it has total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year and, as of December 8, 2011, had not sold common equity securities under a registration statement. A company continues to be an emerging growth company for the first five fiscal years after it completes an IPO, unless one of the following occurs:

● its total annual gross revenues are $1.06 billion or more;

● it has issued more than $1 billion in non-convertible debt in the past three years; or

● it becomes a "large accelerated filer," as defined in Exchange Act Rule 12b-2.

Emerging growth companies are permitted:

● to include less extensive narrative disclosure than required of other reporting companies, particularly in the description of executive compensation;

● to provide audited financial statements for two fiscal years, in contrast to other reporting companies, which must provide audited financial statements for three fiscal years;

● not to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b);

● to defer complying with certain changes in accounting standards; and

● to use test-the-waters communications with qualified institutional buyers and institutional accredited investors

The Company's fiscal year end is July 31st.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated of $773,944 and cash used in operations of $0 as of January 31, 2023.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These circumstances raise substantial doubt about the Company's ability to continue as a going concern for the 12 months from the date when these financial statements were issued. The accompanying financial statements do not include any adjustments that might arise because of this uncertainty.

To address these aforementioned, management has undertaken the following initiatives: 1) enter into discussions to secure additional equity funding from current or new shareholders; 2) undertake a program to continue to monitor the Company's ongoing working capital requirements and minimum expenditure commitments; 3) continue their focus on maintaining an appropriate level of corporate overhead in line with the Company's available cash resources.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements are presented as unaudited and in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company believes that these financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows for the periods presented.

All adjustments have been made which in the opinion of management are necessary, normal, and recurring in nature for presentation.

Interim filings should be read in conjunction with the Company's annual report as of July 31, 2022.

Cash and Cash Equivalents- For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of six months or less to be cash equivalents.

Management's Use of Estimates- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Revenue Recognition- The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all the following criteria are met:

(i) persuasive evidence of an arrangement exists,

(ii) the services have been rendered and all required milestones achieved,

(iii) the sales price is fixed or determinable, and

(iv) collectability is reasonably assured.

Comprehensive Income (Loss) - The Company reports Comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Net Income per Common Share- Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Deferred Taxes- The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Fair Value of Financial Instruments- The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable- Accounts deemed uncollectible are written off in the year they become uncollectible. As of January 31, 2023 and 2022 the balance in Accounts Receivable was $0 and $0.

Impairment of Long-Lived Assets- The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the periods ended January 31, 2023 and 2022.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date..

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amounts of the Company's financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments. The Company's note payable approximates the fair value of such instrument based upon management's best estimate of interest rates that would be available to the Company for similar financial arrangement on January 31, 2023 and 2022.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at Janury 31, 2023, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the periods ended January 31, 2023 and 2022.

Recently Issued Accounting Pronouncements

January 2019, the FASB issued ASU 2016-02, Leases (Topic 842) - ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize, in the statement of financial position, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018 with a one-year deferral for Emerging Growth Companies, including interim periods within those fiscal years (i.e. January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all non-public business entities upon issuance. The adoption of this standard did not have a material impact on the Company's financial position and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12"), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company's financial position, results of operations or cash flows.

NOTE 4 – SEGMENT REPORTING

The Company follows the guidance set forth by section 280-10 of the FASB Accounting Standards Codification for reporting and disclosure on operating segments of the Company. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of January 31, 2023 and 2022.

NOTE 5 – CAPITAL STOCK

The Company is authorized to issue 450,000,000 Common Shares at $.001 par value per share.

During the year ended July 31, 2019, the company issued 60,000,000 shares to Mr. Glass in exchange for the payment of expenses totaling $16,065 to reinstate the Company. The shares issued were valued at the market price of $.011 per share which was the trading price per share on March 20, 2019 which is the day the transaction occurred.

Total issued and outstanding shares of common stock is 95,500,000 and 95,500,000 as of January 31, 2023 and 2022, respectively.

Mr. Guo, as the court appointed custodian filed with NVSOS for preferred stock designation. As of January 31, 2023, 1,000 preferred series C stock shares is issued and outstanding at a $0.001 par value for the consideration of Mr. Guo's service to Company for an aggregate cost of $1,000.

NOTE 6 – LOAN PAYABLE

 A series of loans were made from August 33, 2006 to October 31, 2015 totaling $13,425. A total balance of $33,454 is outstanding as of January 31, 2023 including one advance $20,029 provided by the current board of directors, without interest and fixed term of repayment. Among the total $20,029, Mr. Guo has loaned $13,029 to Company, and Mr. Du has loaned $3,500 to Company, and Mr. Zhou has loaned $3,500 to Company. The loan is due at demand. The loan $13,425 was incurred prior to the previous management taking over in 2019.

NOTE 7 – DEBT/ACCRUED LIABILITIES AND ACCOUNTS PAYABLE

Debts (Accrued Liabilities and Accounts Payable) have been made by an unrelated third party equal to the operating deficits as they have been incurred for the period from August 23, 2006 through April 30, 2017 totaling $46,990. The debts were incurred prior to the previous management taking over in 2019. These debts are without interest or a fixed term of repayment. The debts are due on demand.

NOTE 8 – INCOME TAX

The Company provides for income taxes under (now included under Accounting Standards Codification (ASC 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rated in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For Federal income tax purposes, the Company has net operating loss carry forwards that expire through 2030. The net operating loss carry forward as of January 31, 2023 is approximately $129,000 and as of January 31, 2022 is $109,000 approximately. The total deferred tax asset is approximately $27,096 and $23,000 for the periods ending January 31, 2023 and 2022, respectively. These amounts were calculated net of amounts that management has determined would not be deductible for tax purposes.

No tax benefit has been reported in the financial statements because after evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes for the following reasons: The Company is not obligated to pay State Incomk Taxes because it is a Nevada corporation. The Company does not currently have any tax returns open for examination.

NOTE 9 – SUBSEQUENT/MATERIAL EVENTS

The Company evaluated for subsequent events through the issuance date of the Company's financial statements and has determined no subsequent events have occurred.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Emo Capital, Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Emo Capital, Corp. as of July 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perfomr the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not requried to have, nore were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of interal control over financial reporting but not for the purpose of experssing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2020

Lakewood, CO

March 1, 2023

EMO CAPITAL, CORP.

BALANCE SHEETS

(audited)

	July 31,	July 31,
	2022	2021

ASSETS

CURRENT ASSETS
Cash	$-	$-
Total current assets	-	-

Other Assets	-	-
Total non-current assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$46,990	$46,990
Loan payable	14,706	13,425
Accrued Interest	-	-
Total current liabilities	61,696	60,415

Non-current Liabilities:
Operating lease obligation, net of current portion	-	-
TOTAL LIABILITIES	61,696	60,415

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock: authorized 450,000,000; $0.001 par value; 95,500,000 and 95,500,000 shares issued and outstanding as of July 31, 2022 and July 31, 2021	65,500	65,500
Preferred stock ($.001 par value; 0 shares issued and outstanding at July 31, 2022 and July 31, 2021)	-	-
Additional Paid in Captial	627,000	627,000
Retained Earnings (Accumulated Deficit)	(754,196)	(752,915)
Total Stockholders’ deficit	(61,696)	(60,415)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$-

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF OPERATIONS AND LOSS

(audited)

	For the the Year Ended July 31,
	2022	2021
Operating expenses:
General and administrative expenses	$1,281	$500
Total operating expenses	1,281	500

Loss from operations	(1,281)	(500)

Other Income (Expense):
Interest Expense
Total other income (expense)	-	-

Net loss before income tax provision	(1,281)	(500)
Provision for income tax	-	-

Net loss	$(1,281)	$(500)

Net loss per common share
Basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
Basic and diluted	95,500,000	95,500,000

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED JULY 31, 2022 AND 2021

(audited)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2021	95,500,000	$65,500	-	$-	$627,000	$(752,915)	(60,415)

Net loss	-	-	-	-	-	(1,281)	(1,281)

Balance July 31, 2022	95,500,000	$65,500	-	$-	$627,000	$(754,196)	(61,696)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2020	95,500,000	$65,500	-	-	$626,500	$(752,415)	(60,415)

Contributions to pay for expenses	-	-	-	-	500	-	500

Net loss	-	-	-	-	-	(500)	(500)

Balance July 31, 2021	95,500,000	$65,500	-	-	$627,000	$(752,915)	(60,415)

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CASH FLOWS

(audited)

	For the year ended July 31,
	2022		2021
OPERATING ACTIVITIES:
Net loss	$(1,281)		$(500)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Shares issued for services	-		-
Stock-based compensation	-
NET CASH USED IN OPERATING ACTIVITIES	(1,281)		(500)

INVESTING ACTIVITIES:
Fixed asset purchases	-		-
Project development costs	-		-
NET CASH USED IN INVESTIING ACTIVITIES	-		-

FINANCING ACTIVITIES:
Proceeds from related party loan	-		-
Contributions to capital	-		500
Loan payable	1,281		-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,281		500

NET INCREASE/(DECREASE) IN CASH	-	-	-
CASH – BEGINNING OF PERIOD	-		-
CASH – END OF PERIOD	$-		$-

SUPPLEMENTAL CASHFLOW INFORMATION:
Cash paid for:
Income tax	$-		$-
Interest	$-		$-

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

NOTES TO THE FINANCIAL STATEMENTS

JULY 31, 2022

(audited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Emo Capital, Corp. (“we”, “our, “Emo”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company's registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $660,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company's behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC. In addition, on September 2, 2022, the Company issued to Mr. Guo 1,000 Series C preferred stock shares at a price of $0.001 per share for an aggregate cost of $1,000.00, which sum was paid by the performance of services to the Company.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Currently, Emo Capital, Corp. is dedicated to organic fertilizer business. These includes development and sales of organic fertilizers. As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies including Recycling Market Development Zone Kern County/Lancaster, California and Bay Area Air Quality Management District, California to establish a composting facility to produce organic fertilizer. Company managment has also been seeking funds to complete the construction of organic fertilizer facility to supply organic fertilizer to the agriculture farming market of U.S., such as, California, Florida, etc. In November 2022, Company submitted a grant application to the Food Waste Fund administered by ReFED.org a U.S. national nonprofit organization. The grant application was not awarded. Currently, Company is trying to submit a grant application to Organics Grant Program administered by the Department of Resources Recycling and Recovery (CalRecyle), California. Company also filed a Reg A offering statement on March 2, 2023, from where the fund will be used to establish a composting facility to produce fertilizer.

Company is still in the stage of raising funds thorough grant applications and Reg A offering registration. Currently, Company has yet to start any construction of composting facility and operation of organic fertilizer production.

The Company qualifies as an “emerging growth company,” as defined in Section 2(a)(19) of the Securoties Act and it may choose to follow disclosure requirements that are scaled for newly public companies.

A company qualifies as an emerging growth company if it has total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year and, as of December 8, 2011, had not sold common equity securities under a registration statement. A company continues to be an emerging growth company for the first five fiscal years after it completes an IPO, unless one of the following occurs:

● its total annual gross revenues are $1.06 billion or more;

● it has issued more than $1 billion in non-convertible debt in the past three years; or

● it becomes a "large accelerated filer," as defined in Exchange Act Rule 12b-2.

Emerging growth companies are permitted:

● to include less extensive narrative disclosure than required of other reporting companies, particularly in the description of executive compensation;

● to provide audited financial statements for two fiscal years, in contrast to other reporting companies, which must provide audited financial statements for three fiscal years;

● not to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b);

● to defer complying with certain changes in accounting standards; and

● to use test-the-waters communications with qualified institutional buyers and institutional accredited investors

The Company's fiscal year end is July 31st.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated of $754,196 and cash used in operations of $0 as of July 31, 2022.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These circumstances raise substantial doubt about the Company's ability to continue as a going concern for the 12 months from the date when these financial statements were issued. The accompanying financial statements do not include any adjustments that might arise because of this uncertainty.

To address these aforementioned, management has undertaken the following initiatives: 1) enter into discussions to secure additional equity funding from current or new shareholders; 2) undertake a program to continue to monitor the Company's ongoing working capital requirements and minimum expenditure commitments; 3) continue their focus on maintaining an appropriate level of corporate overhead in line with the Company's available cash resources.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements are presented as unaudited and in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company believes that these financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows for the periods presented.

All adjustments have been made which in the opinion of management are necessary, normal, and recurring in nature for presentation.

Cash and Cash Equivalents- For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of six months or less to be cash equivalents.

Management's Use of Estimates- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Revenue Recognition- The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all the following criteria are met:

(i) persuasive evidence of an arrangement exists,

(ii) the services have been rendered and all required milestones achieved,

(iii) the sales price is fixed or determinable, and

(iv) collectability is reasonably assured.

Comprehensive Income (Loss) - The Company reports Comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Net Income per Common Share- Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Deferred Taxes- The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Fair Value of Financial Instruments- The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable- Accounts deemed uncollectible are written off in the year they become uncollectible. As of July 31, 2022, and 2021 the balance in Accounts Receivable was $0 and $0.

Impairment of Long-Lived Assets- The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If sf, it is impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the periods ended July 31, 2022 and 2021.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date..

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amounts of the Company's financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments. The Company's note payable approximates the fair value of such instrument based upon management's best estimate of interest rates that would be available to the Company for similar financial arrangement on July 31, 2022 and 2021.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at July 31, 2022, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the periods ended July 31, 2022 and 2021.

Recently Issued Accounting Pronouncements

January 2019, the FASB issued ASU 2016-02, Leases (Topic 842) - ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize, in the statement of financial position, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018 with a one-year deferral for Emerging Growth Companies, including interim periods within those fiscal years (i.e. January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all non-public business entities upon issuance. The adoption of this standard did not have a material impact on the Company's financial position and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12"), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company's financial position, results of operations or cash flows.

NOTE 4 – SEGMENT REPORTING

The Company follows the guidance set forth by section 280-10 of the FASB Accounting Standards Codification for reporting and disclosure on operating segments of the Company. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of July 31, 2022 and 2021.

NOTE 5 – CAPITAL STOCK

The Company is authorized to issue 450,000,000 Common Shares at $.001 par value per share.

During the year ended July 31, 2019, the company issued 60,000,000 shares to Mr. Glass in exchange for the payment of expenses totaling $16,065 to reinstate the Company. The shares issued were valued at the market price of $.011 per share which was the trading price per share on March 20, 2019 which is the day the transaction occurred.

Total issued and outstanding shares of common stock is 95,500,000 and 95,500,000 as of July 31, 2022 and 2021, respectively.

Mr. Guo, as the court appointed custodian filed with NVSOS for preferred stock designation. As of July 31, 2022, 0 preferred series C stock shares is issued and outstanding at a $0.001 par value for an aggregate cost of $1,000.

NOTE 6 – LOAN PAYABLE

 A series of loans were made from August 33, 2006 to October 31, 2015 totaling $13,425. A total balance of $14,706 is still outstanding as of July 31, 2022 including one advance $1,281 provided by Mr. Guo, without interest and fixed term of repayment. The loan is due at demand. The loan $13,425 was incurred prior to the previous management taking over in 2019.

NOTE 7 – DEBT/ACCRUED LIABILITIES AND ACCOUNTS PAYABLE

Debts (Accrued Liabilities and Accounts Payable) have been made by an unrelated third party equal to the operating deficits as they have been incurred for the period from August 23, 2006 through April 30, 2017 totaling $46,990. The debts were incurred prior to the previous management taking over in 2019. These debts are without interest or a fixed term of repayment. The debts are due on demand.

NOTE 8 – INCOME TAX

The Company provides for income taxes under (now included under Accounting Standards Codification (ASC 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rated in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For Federal income tax purposes, the Company has net operating loss carry forwards that expire through 2030. The net operating loss carry forward as of July 31, 2022 is approximately $110,281 and as of July 31, 2021 is $108,000 approximately. The total deferred tax asset is approximately $23,159 and $23,000 for the periods ending July 31, 2022 and 2021, respectively. These amounts were calculated net of amounts that management has determined would not be deductible for tax purposes.

No tax benefit has been reported in the financial statements because after evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes for the following reasons: The Company is not obligated to pay State Incomk Taxes because it is a Nevada corporation. The Company does not currently have any tax returns open for examination.

NOTE 9 – SUBSEQUENT/MATERIAL EVENTS

The Company evaluated for subsequent events through the issuance date of the Company's financial statements and has determined no subsequent events have occurred.

PART III — EXHIBITS

Index to Exhibits

Exhibit	Description
2.1	Articles of Incorporation of the Registrant (previously filed with Form SB-2 on September 5, 2007)
2.2	Bylaws of the Registrant (previously filed with Form SB-2 on September 5, 2007)
2.3	Certificate of Amendment to Articles of Incorporation dated February 25, 2010
2.4	Certificate of Amendment to Articles of Incorporation dated March 3, 2010
2.5	Certificate of Amendment filed by Custodian (previously filed with Form 10 on February 23, 2021)
2.6	Amended and Restated Bylaws (previously filed with Form 10 on February 23, 2021)
2.7	Custodial Order (previously filed with Form 10 on February 23, 2021)
2.8	Certificate of Reinstatement (previously filed with Form 10 on February 23, 2021)
2.9	Certificate of Amendment filed by Custodian (previously filed with Form 1-A on March 2, 2023)
2.10	Custodial Order (previously filed with Form 1-A on March 2, 2023)
2.11	Annual or Amended List (previously filed with Form 1-A on March 2, 2023)
2.12	Certificat of Stock Designation (previously filed with Form 1-A on March 2, 2023)
2.13	Certificate of Change (stock change) (previously filed with Form 10-12g/a on March 6, 2023)
4.1	Form of Subscription Agreement (previously filed with Form 1-A on March 2, 2023)
11.1	Consent of Independent Registered Public Accounting Firm (previously filed with Form 1-A on March 2, 2023)
11.2	Consent of Vic Devlaeminck, PC (Included in 12.1) (previously filed with Form 1-A on March 2, 2023)
12.1	Opinion of Vic Devlaeminck, PC regarding legality of the securities covered in this Offering (previously filed with Form 1-A on March 2, 2023)

* Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 3, 2023.

(Exact name of issuer as specified in its charter):	EMO CAPITAL, CORP.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ J. Adam Guo
J. Adam Guo, Chief Executive Officer (Principal Executive Officer).

(Date): April 3, 2023

By (Signature and Title):	/s/ J. Adam Guo
J. Adam Guo, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): April 3, 2023

SIGNATURES OF DIRECTORS:

Signature	Title	Date

/s/ J. Adam Guo	Director	Apirl 4, 2023
J. Adam Guo

/s/ Wei Zhou	Director	April 3, 2023
Wei Zhou

/s/ Ming Du	Director	April 3, 2023
Ming Du